Exhibit 1A-11

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1‑A, as it may be amended, of our Independent Auditor’s Reports dated June 28, 2017 and April 24, 2018 relating to the balance sheets of Impact Housing REIT, LLC as of December 31, 2017 and 2016, respectively, and the related statements of operations, changes in member’s equity, and cash flows for the year ended December 31, 2017 and for the period from August 17, 2016 (inception) to December 31, 2016, respectively, and the related notes to the financial statements.

/s/ Artesian CPA, LLC
Denver, CO

May 16, 2018

Artesian CPA, LLC
1624 Market Street, Suite 202 | Denver, CO 80202
p:  877.968.3330  f: 720.634.0905
info@ArtesianCPA.com | www.ArtesianCPA.com